Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As an independent registered public accounting firm, we hereby consent to the incorporation by reference in the Registration Statement No. 333-133666 on Form S-1, of our report dated April 17, 2007, relating to the consolidated financial statements of Global Employment Holdings, Inc. and Subsidiaries as of December 31, 2006 and January 1, 2006 and for the years ended December 31, 2006, January 1, 2006 and January 2, 2005, included in the Annual Report on Form 10-K of Global Employment Holdings, Inc.

/s/ MAYER HOFFMAN MCCANN P.C.

Mayer Hoffman McCann P.C.
Certified Public Accountants
Denver, Colorado
April 17, 2007